Exhibit 10.41

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL, (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED, AND (III) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of November 1, 2024 (the “Agreement”)

BETWEEN:

FRANCO-NEVADA CORPORATION, a corporation existing under the federal laws of Canada

(the “Option Holder”)

-and-

POTÁSSIO DO BRASIL LTDA., a company organized under the laws of Brazil

(the “Grantor”)

-and-

BRAZIL POTASH CORP., a corporation existing under the laws of Ontario

(“BPC”, and collectively with the Option Holder and the Grantor, the “Parties” and each a “Party”).

WHEREAS:

A.	The Grantor owns the Project and is a direct wholly-owned subsidiary of BPC.

B.	The Grantor wishes to grant, and the Option Holder wishes to receive, the Option to purchase the Royalty over the Project on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such term in the term sheet attached hereto as Schedule A (the “Term Sheet”). Additionally, as used in this Agreement and the Term Sheet, the following capitalized terms have the meanings set forth below:

(a)

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of the foregoing, “control”, “controlled” or “controlling” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Business Day” means any day (other than a Saturday or Sunday) on which banks are generally open for commercial business in Toronto, Ontario.

(c)

“Committed Project Financing” means firm commitments, on terms and conditions acceptable to the Grantor, providing for a project financing facility, equity commitments and/or other alternative project financing which total in the aggregate not less than the total Project Costs required to achieve Completion less the Royalty Purchase Price (provided that, for the avoidance of doubt, the Royalty Purchase Price for such purposes will be calculated at the beginning of the Final Exercise Period using the DFS as the Applicable Feasibility Study).

(d)

“DFS” means the independent definitive feasibility study or front end engineering design study to be prepared for the Project and used by the lenders or other financiers in connection with providing the Committed Project Financing.

(e)	“Final Exercise Period” means the period commencing on the Option Trigger Date and terminating at 5:00 p.m. (Toronto time) on the sixtieth (60th) day thereafter.

(f)	“Option” has the meaning given to that term in Section 2.1.

(g)	“Option Exercise Notice” has the meaning given to that term in Section 2.2.

(h)

“Option Trigger Date” means the first date on which all of the following criteria have been met: (i) the DFS has been completed, (ii) the Grantor has provided evidence satisfactory to the Option Holder, acting reasonably, that the Grantor has obtained Committed Project Financing, (iii) the directors of BPC have made a final investment decision to proceed with construction of the Project as set forth in the DFS, (iv) the directors of BPC have approved a project financing plan demonstrating that at least thirty percent (30%) of the total Project Costs required to achieve Completion will be funded by way of equity, and (v) the directors of BPC have approved a detailed development plan and operating plan for the Project.

(i)

“Person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, governmental authority or any other type of organization or entity, whether or not a legal entity.

1.2	Certain Rules of Interpretation.

Except as may be otherwise specifically provided in this Agreement or the context otherwise requires, for purposes of this Agreement and the Term Sheet:

(a)	Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement or the Term Sheet.

(b)	Where the word “including” or “includes” is used in this Agreement or the Term Sheet, it means “including without limitation” or “includes without limitation”.

(c)	The language used in this Agreement and the Term Sheet is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(d)	Words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)

All references to agreements (including this Agreement) and other contractual instruments shall be deemed to be a reference to such agreement or instrument as it may be amended, modified, restated, supplemented or extended from time to time.

(f)	References to any Party includes any of its successors or permitted assigns.

(g)

Unless specified otherwise, in this Agreement and the Term Sheet a period of days shall be deemed to begin on the first day after the event which began the period and end at 5:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Toronto time) on the next Business Day.

(h)	Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to US dollars.

1.3	Schedule.

Schedule A (Term Sheet) and the appendices attached thereto are incorporated into this Agreement by reference and form an integral part of this Agreement.

ARTICLE 2

OPTION TO PURCHASE

2.1	Option to Purchase.

In consideration of US$1,000,000 paid by the Option Holder to the Grantor concurrently herewith and other good and valuable consideration, the Grantor hereby unconditionally and irrevocably grants the Option Holder the option to purchase the Royalty for the Purchase Price (the “Option”), on the terms and conditions of this Agreement.

2.2	Exercise of Option.

(a)

The Option Holder may, but is not obliged to, exercise the Option by giving written notice of such exercise to the Grantor (the “Option Exercise Notice”) at any time prior to the occurrence of the Option Trigger Date or during the Final Exercise Period.

(b)

Upon delivery of the Option Exercise Notice to the Grantor, a legally binding agreement between the Grantor and the Option Holder shall exist for the sale by the Grantor to the Option Holder, and the purchase by the Option Holder from the Grantor, of the Royalty, which sale transaction shall be completed in accordance with the provisions of Section 2.3.

2.3	Execution of Royalty Agreement.

(a)

If the Option Holder exercises its Option in accordance with Section 2.2, the Parties shall, acting expeditiously and in good faith, use their commercially reasonable efforts to negotiate and settle the form and content of the Royalty Agreement at the price and otherwise on the terms and conditions set forth in the Term Sheet, and immediately thereafter enter into the agreed form of the Royalty Agreement.

(b)

The Parties acknowledge and agree that the Term Sheet contains all essential terms of the Royalty Agreement. If the Parties fail to enter into the Royalty Agreement as required in accordance with Section 2.3(a) within sixty (60) days following the date of the Option Exercise Notice, then the Parties shall be legally bound by the terms and conditions of the Term Sheet, which shall then automatically become the Royalty Agreement and the Parties shall promptly prepare and enter into all related documents and instruments contemplated thereby.

2.4	Term and Termination.

(a)

This Agreement shall be effective as of the date hereof and shall continue in effect until, and shall terminate on, the occurrence of any of the following: (i) the date that is twenty (20) years from the date hereof; (ii) the earlier to occur of (A) the Option Holder advising the Grantor that it has determined not to exercise its Option or (B) the Option Holder not exercising its Option before the termination of the Final Exercise Period; (iii) the execution by the Parties of the Royalty Agreement (or the Term Sheet being deemed to become binding on the Parties in accordance with Section 2.3(b)); or (iv) the Option Holder providing written notice of termination of this Agreement pursuant to Section 2.4(b) (the “Term”).

(b)	The Option Holder shall be entitled to terminate this Agreement at any time upon written notice to the Grantor, without any continuing obligation or liability.

ARTICLE 3

OTHER COVENANTS

3.1	Notice of Option Trigger Criteria

(a)	Following the completion of the DFS, the Grantor shall promptly deliver a copy thereof to the Option Holder.

(b)	If the Grantor obtains Committed Project Financing, it shall promptly deliver a copy of the documentation providing for the Committed Project Financing to the Option Holder.

(c)

If the directors of BPC make a final investment decision to proceed with construction of the Project as set forth in the DFS, the Grantor shall promptly give written notice thereof to the Option Holder, together with a copy of the project financing plan approved by the directors of BPC.

(d)

Following the approval by the directors of BPC of a detailed development plan or operating plan for the Project (or any amendments thereto), the Grantor shall promptly deliver a copy thereof to the Option Holder.

3.2	Access to Information.

(a)

During the Term, without prejudice to any other information rights that the Option Holder may have hereunder, upon prior notice which may be given from time to time, the Grantor shall, within a reasonable time period of such notice (having regard to the nature of the access, data or other information required), (i) afford the Option Holder, its Affiliates and its and their respective representatives with reasonable access, during normal business hours, to the books and records, management, offices and properties of the Grantor (to the extent relating to the Project); (ii) furnish to the Option Holder such additional financial, legal and operational data and other information regarding the Project or the Property as the Option Holder may reasonably request; and (iii) arrange a Project site visit (including at least one such visit during the Final Exercise Period) in the company of the Grantor or its authorized agents or representatives. The Option Holder will bear its own costs and expenses in connection with any Project site visit.

(b)

The Grantor shall organize and maintain a virtual data room that includes all material information relating to the Project and grant access to the Option Holder, its Affiliates and its and their respective representatives upon or before the commencement of the Final Exercise Period and maintain such access for the remainder of the Term.

(c)

The failure of the Grantor to comply with its obligations under this Section 3.1 during the Final Exercise Period shall result in the extension of the Final Exercise Period on a day-for-day basis for each day of such non-compliance (without limiting any other remedy that the Option Holder may have at law or in equity).

3.3	Restrictive Covenants.

During the Term, neither the Grantor nor BPC, as applicable, shall:

(a)

create or permit to exist any encumbrance that is in the nature of a security interest or charge on all or any part of the Grantor’s interest in the Project, the equity interests in the Grantor or any intercompany loans in connection with any lending or alternative financing arrangements, without the prior written consent of the Option Holder other than encumbrances in respect of capital leases, purchase money security interests or equipment financing (in each case, provided such encumbrances are limited to the assets and equipment financed under such leases or equipment financing, and the proceeds thereof), tax enforcement liens for amounts that are not yet due and payable or are arising from disputes that are being contested by the Owner Entities in good faith, and other customary non-financial encumbrances);

(b)

grant, or enter into any agreement to grant, a royalty, stream, offtake, advance product purchase, participation or production interest or other arrangement that is similar to the foregoing, in each case with respect to potash produced by the Project, without the prior written consent of the Option Holder;

(c)

sell, grant, assign or otherwise dispose of or commit to dispose of all or any part of its interest in the Project or the equity interests in the Grantor unless (i) the Grantor or BPC, as applicable, obtains the prior written consent of Option Holder, such consent not to be unreasonably withheld, conditioned or delayed, (ii) the acquiror of the Project or the equity interests of the Grantor, together with any Affiliates thereof owning a direct or indirect interest in the Project, first undertakes to be bound by the terms of this Agreement and any amendments thereto pursuant to an assignment and novation agreement or other similar agreement that is in form and substance satisfactory to the Option Holder, acting reasonably, and (iii) the acquiror of the Project acquires all (and not less than all) of the Project from the Grantor or the equity interests in the Grantor from BPC;

(d)

incur any indebtedness other than: (i) unsecured intercompany loans provided that such loans owing by the Grantor or BPC shall be subordinated on terms satisfactory to the Option Holder; (ii) unsecured indebtedness comprising part of the Non-Royalty Financing, provided that prior to incurrence of such indebtedness the unsecured creditors provide an acknowledgement, in form and substance satisfactory to the Option Holder, that such unsecured creditor will not seek nor support any person (including a receiver, insolvency officer or similar person) in seeking, and will vote against, any restructuring plan or proposal that would allow for the conveyance of the Property free and clear of the Option or the Royalty, or that would eliminate or modify the Option or the Royalty or otherwise contest, challenge or bring into question the validity or enforceability of the Option or the Royalty; (iii) indebtedness arising from capital leases, purchase money security interests or equipment financing, in each case incurred in connection with the Project and provided that the provider of such indebtedness is limited in recourse to the assets and equipment financed under such capital leases or equipment financing and the proceeds thereof; or (iv) unsecured indebtedness up to an aggregate of [***];

(e)	make any distributions (by way of dividend, other distributions on equity interests, or advances or repayments of, or interest on, intercompany indebtedness); and

(f)	carry on business other than the development of the Project and related ancillary activities.

3.4	Title Maintenance.

During the Term, the Grantor shall not do or permit to be done anything that may render the Property or the mining rights in respect thereof liable for forfeiture, including through the failure by the Grantor:

(a)

to pay, when due, any taxes, duties or other payments on or with respect to the Property (other than taxes, duties or other payments that the Grantor is contesting in good faith) or doing all things and making any investments required by applicable law, or any permit or concession (or equivalent), to maintain the right, title and interest of the Grantor in the Property; and

(b)	to make such filings and recordings on or with respect to the Property as are necessary to maintain title to the Property in accordance with applicable law.

For the avoidance of doubt, the Grantor shall not voluntarily abandon, surrender or otherwise relinquish all or any part of the Property.

3.5	Registration of Option Agreement

The Grantor shall execute and deliver all such documents, instruments and agreements and do all such other acts and things as the Option Holder, acting reasonably, may from time to time request be executed or done in order to register, better evidence, or secure, record or perfect the Option Holder’s rights under this Agreement, including all actions requested in connection with the registration of this Agreement (or a short-form version of this Agreement in form and substance satisfactory to each of the Parties), acting reasonably, in the applicable Brazilian Registry Office of Deeds and Documents (RTD).

3.6	Good Faith of Option Holder

The Option Holder shall engage in good faith discussions with any proposed bona fide third-party lender (which shall not include any hedge or distressed debt funds) providing Committed Project Financing in respect of whether the Option Holder intends to exercise the Option.

ARTICLE 4

GENERAL PROVISIONS

4.1	Public Disclosure.

(a)

The Parties acknowledge and agree that the terms and conditions of this Agreement (including, for certainty, the Term Sheet) are or will be disclosed in certain public disclosure filings and a copy of this Agreement may need to be publicly filed on EDGAR and/or SEDAR+ and disclosed by BPC in connection therewith. BPC shall provide the Option Holder with a reasonable opportunity to review the form and content of the public disclosure concerning this Agreement or the Royalty Agreement prior to making such disclosure, and take into consideration reasonable comments provided by the Option Holder.

(b)

The Option Holder shall be entitled to include in its public disclosure (and investor presentations) information about this Agreement, the Royalty Agreement and the Project that is consistent with the information contained in other public disclosure by BPC.

(c)

Nothing in this Section 4.1 prohibits any Party or its Affiliates from making such public disclosure that is, in such Party’s reasonable judgment, required to meet timely disclosure obligations of any such Party or its Affiliates under applicable securities laws and such disclosing Party has first used its commercially reasonable efforts to consult with the other Party with respect to the timing and content thereof.

4.2	Compliance by Affiliates.

BPC shall cause the Grantor to comply with all of its obligations under this Agreement.

4.3	Dispute Resolution.

Any controversy, dispute, disagreement or claim arising out of, relating to or in connection with this Agreement or any breach thereof, including any question regarding its existence, validity or termination shall be finally and conclusively resolved by binding arbitration, and any Party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be governed in accordance with the International Commercial Arbitration Act (Ontario), as may be amended from time to time. The arbitration shall be conducted by three (3) arbitrators who are qualified to adjudicate the matter, with one (1) arbitrator to be appointed by the Option Holder, one (1) arbitrator to be appointed by the Grantor and the third arbitrator to be appointed by the two persons nominated as arbitrators by the Option Holder and the Grantor. In the event the Parties cannot select the third arbitrator, the arbitrator shall be appointed by the Superior Court of Justice (Ontario). The seat of arbitration shall be Toronto, Ontario and the arbitration shall be conducted in the English language. The determination of the third arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction (and the Parties shall take all steps to facilitate the enforcement of the award in any applicable jurisdiction). This Section 4.2 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

4.4	Specific Enforcement.

Each Party acknowledges and agrees that each Party shall be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions, in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.5	Notices.

All notices required or permitted hereunder shall be in writing and shall be given by means of email or by hand delivery as hereinafter provided. Any such notice, (a) if sent by email, shall be deemed to have been received on the day of sending (if a Business Day and, if not, on the next following Business Day) if successfully transmitted before 5:00 p.m. recipient’s time, and if transmitted after that time, on the following Business Day, or (b) if delivered by hand shall be deemed to have been received at the time it is delivered, in each case, to the applicable address noted below. Each Party may update its contact information in writing to the other Parties by notice in accordance with this Section 4.5. Notices and other communications shall be addressed as follows:

If to the Option Holder, to:	Franco-Nevada Corporation
199 Bay Street, Suite 2000
P.O. Box 285
Commerce Court Postal Station
Toronto, Ontario M5L 1G9

If to Grantor, to:	Potássio do Brasil Ltda.
c/o Brazil Potash Corp.
198 Davenport Road
Toronto, Ontario, Canada, M5R 1J2

If to BPC, to:	Brazil Potash Corp.
198 Davenport Road
Toronto, Ontario, Canada, M5R 1J2

4.6	Entire Agreement.

This Agreement (including all schedules hereto) constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. There are no warranties, conditions or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.

4.7	Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. Upon any determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

4.8	Time.

Time is of the essence of this Agreement.

4.9	Further Assurances.

Each of the Parties agrees to take all such actions and execute and deliver such additional documents and instruments as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

4.10	Amendments.

All amendments and waivers to this Agreement must be in writing and signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

4.11	Assignments.

(a)

Neither the Grantor nor BPC may assign any of its rights or obligations under this Agreement without the prior written consent of the Option Holder and any such purported assignment without such consent shall be null and void.

(b)	Upon prior written notice to the Grantor and BPC, the Option Holder may assign any of its rights or obligations under this Agreement to an Affiliate of the Option Holder.

4.12	Governing Law.

This Agreement shall be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).

4.13	Counterparts.

This Agreement may be executed by electronic or wet ink signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FRANCO-NEVADA CORPORATION

By:	/s/ Jason O’Connell
Name: Jason O’Connell Title: S.V.P. Diversified

[Signature page to the Option Agreement]

POTÁSSIO DO BRASIL LTDA.

By:	/s/ Adriano Espeschit
Name: Adriano Espeschit Title: President

[Signature page to the Option Agreement]

BRAZIL POTASH CORP.

By:	/s/ Matthew Simpson
Name: Matthew Simpson Title: Chief Executive Officer

[Signature page to the Option Agreement]

SCHEDULE A

TERM SHEET

Key Terms of Royalty on the Autazes Project

The terms set forth below are intended to become legally binding on the parties (unless superseded by the Royalty Agreement) in accordance with the terms of the option agreement dated November 1, 2024 (the “Option Agreement”) to which this term sheet (this “Term Sheet”) is appended.

1. Purpose:	The purpose of this Term Sheet is to outline the parties’ mutual understanding of the basis upon which the parties will enter into a royalty agreement (the “Royalty Agreement”), to govern the terms of the Royalty (as defined in Section 5 below) and any other ancillary documents that are required to give further effect to the terms and conditions of this Term Sheet.

2. Payor and Owner Entities:

The payor of the Royalty shall be Potássio do Brasil Ltda. or any successor or permitted assignee thereof (the “Payor”).

For purposes of this Term Sheet, the “Owner Entities” are the Payor and each of its Affiliates from time to time that own a direct or indirect interest in the Project. As of the date of this Term Sheet, the Owner Entities are Potássio do Brasil Ltda. and Brazil Potash Corp. (“BPC”), which wholly-owns Potássio do Brasil Ltda.

3. Payee:	The Payee of the Royalty shall be Franco-Nevada Corporation (“FNC”) or, provided it does not increase the tax burden for the Payor, one of its direct or indirect subsidiaries as notified by FNC to the Payor, or any successor or permitted assignee thereof (the “Payee”).

4. Project:	The Payor’s Autazes potash mining project located in the Amazon potash basin near the city of Autazes, Brazil, as described in the Technical Report, Update of the Autazes Potash Project—Pre-Feasibility Study (dated October 14, 2022) (“PFS”), and any expansion thereof, and any other potash mining project located on or at the Property (as defined below) or to mine or process potash from the Property, whether existing or to be developed, constructed and operated (collectively, with the Property and all related processing infrastructure, improvements and assets, the “Project”). For purposes of this Term Sheet, the “Property” means all right, title and interest of the Payor to the mineral rights, exploration permits, mining concessions and real property interests set forth in Appendix A attached to this Term Sheet, and the surface and subsurface area covered thereby, and any extension, renewal, replacement, substitution, conversion or revision of any of the foregoing, and also including any mineral rights or tenure or real property interests acquired by the Payor or any other Owner Entity within the fifty (50) kilometer area of interest surrounding the outer boundary of the Property as shown on the map in Appendix A. To the extent that the Payor or any other Owner Entity reacquires any portion of the Property that has been abandoned, surrendered, or otherwise relinquished in accordance with the Royalty Agreement, such reacquired portion shall thereafter form part of the Property and be subject to the Royalty.

5. Royalty:

A perpetual royalty equal to four percent (4%) (the “Royalty Rate”) of Gross Revenue (as defined in Section 6 below), payable on a monthly basis without payability reduction or any deduction, from 100% of the muriate of potash (“potash”) produced and sold by the Payor from the Property (the “Royalty”). The Royalty shall apply to any potash produced and sold from other properties (including after-acquired properties) owned or held by the Payor or any Owner Entity, where such potash is processed using processing facilities related to the Project.

The Royalty Rate is subject to adjustment in accordance with Section 7.

6. Royalty Calculation and Payments:

The Royalty shall be equal to the Royalty Rate multiplied by the Gross Revenue, where “Gross Revenue” means, for the relevant period, the total quantity (expressed in tonnes) of potash produced from the Property (or processed using processing facilities related to the Project, as applicable) that is sold during such period multiplied by the average benchmark price for potash (CFR Brazil) as determined based on the Brazil Potash CFR Granular Spot Price (Bloomberg ticker: FIGI BBG005KS4YS5) (or any successor quotation) quoted by Green Markets (or any successor) applicable for such period (or, if such price quotation is no longer available, such other publicly available price quotation which represents an industry-accepted benchmark price for potash sold in Brazil on a cost-and-freight basis, as determined by the Payee, acting reasonably; or, in the absence of any such price quotation, pricing will be based on the Payor’s realized prices for the sale of potash from the Project inclusive of the net freight differential and excluding any other deductions).

Royalty payments shall be calculated and paid in respect of each month of the term of the Royalty Agreement in which there are sales of potash produced from the Project on or before the tenth (10th) day after the last day of each such month and shall be accompanied by Royalty calculation statements containing a calculation of the Royalty payment in reasonable detail and additional details to be set out in the Royalty Agreement. Royalty payments shall be paid in U.S. dollars to a Canadian bank account designated by the Payee.

Where the quantity of potash sold in respect of any month is determined on a provisional basis, the Royalty for that month shall be calculated and paid using such provisional quantity, but shall be subsequently adjusted to reflect the determination of the quantity, once known.

Any late payment shall be subject to interest, compounded monthly, at a per annum rate equal to the Term SOFR plus [***] from the day the late payment was due to the date of payment of the Royalty, where “Term SOFR” means the Term SOFR reference rate for a 3-month term published two Business Days prior to the first day of such term (the “Reference Business Day”), as such rate is published by the CME Group Benchmark Administration Limited (or a successor administrator of that reference rate), provided however that if such reference rate for such tenor has not been published on the Reference Business Day, then Term SOFR will be the

Term SOFR reference rate for such tenor as published by CME Group Benchmark Administration Limited (or a successor administrator of that reference rate) on the first preceding Business Day for which such reference rate was published so long as such first preceding Business Day is not more than three Business Days prior to the Reference Business Day.

7. Completion Test and Adjustment to Royalty Rate:

The Payor shall conduct a test (the “Completion Test”) by the fifth (5th) anniversary following the date on which Commercial Production (as defined below) is achieved (the “Target Completion Date”), whereby, if successful, the Project shall have demonstrated to FNC’s satisfaction, acting reasonably, the ability to operate at a minimum rate of potash production of [***] of the maximum annual design capacity targeted rate of production as set forth in the Applicable Feasibility Study (as defined below) (the “Completion Threshold”) over a consecutive 90-day period (a successful Completion Test hereinafter referred to as, “Completion”).

If there has not been a successful Completion Test by the Target Completion Date, the Royalty Rate shall be adjusted on the Target Completion Date by multiplying the Royalty Rate by a fraction, the numerator of which is the maximum annual design capacity targeted rate of production as set forth in the Applicable Feasibility Study and the denominator of which is the actual rate of potash production achieved in the most recently completed Completion Test. The adjusted Royalty Rate shall be used for calculating all future Royalty payments under the Royalty Agreement.

For purposes of this Term Sheet:

“Applicable Feasibility Study” means the PFS, amended PFS or DFS, as applicable, that was current and available to the Payee at the time the Payee exercised its Option.

“Commercial Production” means the first date on which a sale of potash produced from the Project or any portion thereof is completed (excluding, for certainty, any potash production for the purpose of bulk sampling or for the purpose of testing or milling by a pilot plant).

8. Term and Termination:

The Royalty will be perpetual, unless terminated by the Payee in accordance with this Section 8.

Following the Payee advancing any portion of the Royalty Purchase Price, the Payee shall be entitled to terminate the Royalty Agreement, without any liability, by written notice to the Owner Entities upon the occurrence of any of the following events:

(a)   the Project has not achieved Commercial Production within seven (7) years following the Commencement Date; or

(b)   the Completion Test failed to achieve the Completion Threshold by a margin of [***].

Upon doing so, the Payee shall be entitled to full repayment of the aggregate amount of the Royalty Purchase Price paid to the Payor as of such date plus an additional amount that would result in the Payee achieving [***]. For the avoidance of doubt, Payee may elect to not exercise its termination right (without prejudice to the Payee relying on any other rights or remedies under the Royalty Agreement or at law or in equity).

9. Royalty Purchase Price:

The purchase price for the Royalty shall be calculated at the beginning of the Final Exercise Period (as defined in the Option Agreement) (or, if the Option is exercised by the Payee before the Final Exercise period, at the time the Option is exercised) and shall be equal to the amount (the “Royalty Purchase Price”) that would result in the Forecasted Royalty Revenue (as defined below), net of the Royalty Purchase Price, yielding the Payee a twelve and one-half percent (12.5%) pre-tax internal rate of return, taking into account the expected timing of the Payee making the instalments of the Royalty Purchase Price and receiving the Forecasted Royalty Revenue (based on the construction plan and production profile set forth in the Applicable Feasibility Study). A sample calculation of the Royalty Purchase Price is attached to this Term Sheet as Appendix C.

For purposes of this Section 9:

“Forecasted Royalty Revenue” means the total quantity of potash (expressed in tonnes) forecasted to be produced by the Project on an annual basis (as set forth in the Applicable Feasibility Study), multiplied by the Royalty Rate and then subsequently multiplied by the applicable Consensus Potash Price.

“Consensus Potash Price” means the price for potash (expressed in USD/tonne) forecasted for a given year based on the average of the most recently published potash prices (CFR Brazil) for that year of all of the Selected Commodity Analysts that have been published within the last 90 days, provided that the Consensus Potash Price for any future year beyond the last year contained in such published prices shall be the same as the last year so published.

“Selected Commodity Analysts” means the respective division, group or entity of each of the investment banks set forth in Appendix D attached to this Term Sheet which is responsible for forecasting the potash prices (CFR Brazil), as the list of such investment banks may be updated by the Payor and the Payee, acting reasonably, in writing from time to time in order to remove any entity that ceases to publish the relevant information or add any internationally recognized investment bank which publishes the relevant information.

10. Payment of Royalty Purchase Price:	The Royalty Purchase Price shall be paid by the Payee to the Payor in quarterly installments commencing on the “Commencement Date”, being the date on which all applicable conditions precedent described below in Section 12 have been satisfied or waived, pursuant to Payment Requests (as defined in Section 12 below) made by the Payor. The Royalty Purchase Price shall be paid in U.S. dollars and is inclusive of all applicable taxes.

In addition to the conditions set forth in Sections 12 and 13 below, the Payee’s obligation to pay an installment of the Royalty Purchase Price pursuant to any Payment Request shall be limited to the Payee’s Share of Funding and shall be conditional on the concurrent funding by the Non-Royalty Financers of their corresponding share of the Non-Royalty Financers’ Share of Funding.

In the event that the Commencement Date has not been achieved by the third (3rd) anniversary of the execution of the Royalty Agreement (or of the date on which this Term Sheet was deemed to become binding on the parties in accordance with the terms of the Option Agreement, as applicable), the Payee may terminate its obligation to fund the Royalty Purchase Price, without any liability whatsoever, by written notice to the Payor. Notwithstanding the giving of such notice, the Royalty shall remain in effect but: (a) the Royalty Rate shall be adjusted downward to [***] (the consideration for the continued effectiveness of the Royalty being the Payee’s reservation of capital over the term of the Royalty up until such time); and (b) the following Sections of this Term Sheet shall no longer apply: Section 7 (Completion Test and Adjustment to Royalty Rate), Section 8 (Term and Termination) (provided that the Royalty shall be perpetual), Section 9 (Royalty Purchase Price), Section 10 (Payment of Royalty Purchase Price), Section 11 (Use of Proceeds), Section 12 (Conditions Precedent to the Commencement Date), Section 13 (Conditions Precedent to each Installment of the Royalty Purchase Price), Section 14 (Security) and Section 15 (Restrictive Covenants ), Section 19 (Owner Entities Events of Default), Section 20 (Payee Remedies), Section 21 (Tax) and Section 30 (E&S Initiatives), together with consequential changes to other Sections, as required.

For purposes of this Term Sheet:

“Non-Royalty Financers” shall mean: (a) the lenders providing the Non-Royalty Financing; and (b) the Owner Entities, in the case of funding provided by completed equity financings forming part of the Non-Royalty Financing.

“Non-Royalty Financing” means financing other than the Royalty Purchase Price provided by the Non-Royalty Financers pursuant to one or more legally binding definitive agreements for the purpose of funding Project Costs (as defined below in Section 11).

“Non-Royalty Financers’ Share of Funding” shall be an amount that is to be advanced by the Non-Royalty Financers pursuant to the Non-Royalty Financing concurrently with advances by the Payee of the Royalty Purchase Price.

“Payee’s Share of Funding” shall be the amount of the Royalty Purchase Price that is paid by the Payee pursuant to a Payment Request concurrently with the advance of the Non-Royalty Financers’ Share of Funding by the Non-Royalty Financers on a pro rata basis, calculated as an amount equal to:

where:

A	=	the Royalty Purchase Price

B	=	the total amount advanced by the Non-Royalty Financers (cumulative to date) pursuant to the Non-Royalty Financing (including the Non-Royalty Financers’ Share of Funding to be advanced concurrently with the Payee’s Share of Funding)

C	=	the total amount of the Non-Royalty Financing

D	=	the total amount of the Royalty Purchase Price previously funded by the Payee

A sample calculation of the Payee’s Share of Funding is attached to this Term Sheet as Appendix E.

11. Use of Proceeds:	The Royalty Purchase Price is to be used only to fund the total costs for the construction and operation of the Project to achieve “Completion” (as defined in Section 7 above) in accordance with the applicable development plan, including capital costs, operating costs, working capital, interest costs and financing costs (collectively, the “Project Costs”). Any remaining balance of the Royalty Purchase Price once all Project Costs have been paid and Completion has been achieved may be used at the Payor’s discretion.

12. Conditions Precedent to the Commencement Date:

The Payee shall not be obliged to pay any portion of the Royalty Purchase Price unless each of the following conditions has been satisfied in full:

(a)   the Owner Entities and the Payee shall have received all necessary regulatory and material third party approvals and consents required in connection with the Royalty and the Security Documents;

(b)   the Owner Entities shall have executed and delivered the Security Documents (as defined in Section 14 below), and the Security Documents shall have been registered, filed or recorded in all offices, and all actions shall have been taken, that may be prudent or necessary to preserve, protect or perfect the security interest of the Payee under the Security Documents and as are customary in all relevant jurisdictions;

(c)   the Owner Entities, the Payee (or an affiliate) and the bona fide third-party lenders (which shall not include any hedge or distressed debt funds) providing Non-Royalty Financing (the “Project Lenders”) shall have entered into an intercreditor agreement in accordance with the principles set forth in Appendix B;

(d)   the Payor shall have delivered to the Payee a certificate of status, good standing or compliance (or equivalent) for each of the Owner Entities dated no earlier than five (5) days prior to the first date on which an installment of the Royalty Purchase Price is requested to be paid by the Payee (each, a “Funding Date”) pursuant to a request for payment in form, substance and detail satisfactory to the Payee, acting reasonably (each, a “Payment Request”);

(e)   the Payor shall have delivered to the Payee a certificate of a senior officer of each of the Owner Entities dated as of the requested first Funding Date, as to the constating documents of the entity, board resolutions authorizing the execution, delivery and performance of the Royalty, and the Security Documents and the transactions contemplated thereby;

(f)   the Payor shall have delivered to the Payee favourable opinions, in form and substance satisfactory to the Payee, acting reasonably, dated as of the requested first Funding Date, from external legal counsel to the Owner Entities as to customary corporate and security matters and a title opinion for the Property;

(g)   the Payor shall have certified that, as of the requested first Funding Date (i) all of the representations and warranties made by the Owner Entities pursuant to the Royalty Agreement are true and correct on and as of such date in all material respects, and except for any representations and warranties given as of a specific date, which shall only be made in respect of such date; (ii) no Payor event of default (or an event which with notice or lapse of time or both would become a Payor event of default) has occurred and is continuing; and (iii) no Material Adverse Effect has occurred and is continuing as of the Commencement Date;

(h)   all environmental and construction permits and licenses have been obtained and not suspended, terminated or subject to an injunction, all easements, rights of way, land acquisitions and other necessary surface and access rights have been obtained and the Payor is in compliance with the terms thereof, and all necessary agreements for the development of the Project have been entered into and the Payor is in compliance with the terms thereof, in each case, to the extent that such permits, licenses, easements, rights of way, land acquisitions and other necessary surface and access rights or agreements are required or are reasonably capable of being obtained or entered into as at the Commencement Date;

(i) the Payor has provided evidence satisfactory to the Payee of the continued availability of all Non-Royalty Financing (including completed equity financings representing at least 30% of the total Project Costs required to achieve Completion); and

(j) the Payee and the Independent Engineer (to be specified in the Royalty Agreement and acceptable to the Payee and Payor, acting reasonably) shall have received, in form, substance and detail satisfactory to the Payee, acting reasonably, at least 30 business days prior to the submission by the Payor of the first Payment Request (i) a detailed development plan for the Project that has been approved by the Board of Directors of BPC, (ii) a detailed operating plan for the Project that has been approved by the Board of Directors of BPC, (iii) a comprehensive financial model for the Project incorporating the development plan, the operating plan and the final financing package, (iv) the then-current permitting schedule, with each of (i), (ii), (iii), and (iv) to be consistent with the development plan and operating plan for the Project provided to the Payee by the Payor and current at the time of the exercise of its option under the Option Agreement (or to the extent that such plans were unavailable at the time of exercise, the plans provided to the Project Lenders), subject only to such changes therefrom as would not have a material negative impact on the interests of the Payee as determined by the Independent Engineer.

For purposes of this Term Sheet:

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or could reasonably be expected to have, a material and adverse effect on:

(i) the Project (including the ability of the Owner Entities to construct, develop or operate the Project substantially in accordance with the development or mine plan, as applicable, for the Project in effect at the time of the occurrence of the Material Adverse Effect);

(ii)  the ability of any Owner Entity to perform its obligations under the Royalty Agreement; or

(iii)  the legality, validity, binding effect or enforceability of the Royalty Agreement or the rights and remedies of the Payee under the Royalty Agreement.

13. Conditions Precedent to each Installment of the Royalty Purchase Price:

The obligation of the Payee to make any quarterly instalment payment of the Royalty Purchase Price shall be subject to the following terms and conditions having been satisfied:

(a)   The Commencement Date shall have occurred.

(b)   The Payee shall have received a Payment Request requesting an installment payment of the Royalty Purchase Price and including the following:

(i) the portion of the Project Costs to which the Payment Request relates (the “Funding”), such costs planned to be incurred no more than ninety (90) days after the requested Funding Date;

(ii)  the amount and sources of Funding (other than the Royalty Purchase Price) contributed to Project Costs to the date of the Funding, including those contributed or to be contributed to the portion of the Project Costs to which the Payment Request relates;

(iii)  as of the date of the most recent development progress report, the amount of Project Costs to achieve Completion together with a reconciliation to the Project Costs at the date of submission of the first Payment Request;

(iv) a certificate of the Chief Financial Officer of BPC evidencing availability of Full Funding to Completion;

(v)   a certificate of a senior officer of BPC confirming that: (A) all relevant material regulatory and other governmental permits required in connection with the construction, development or operation of the Project to the date of the Payment Request have been received by the Payor, which permits shall at least allow all activity planned to be accomplished in the ninety (90) days following the Funding Date; and (B) there is no reason to believe that all permits required to complete the construction, development and operation of the Project to achieve Completion in accordance with the development plan, not yet required, will not be received when required;

(vi) a certificate of the Chief Financial Officer of BPC that no encumbrances are registered against the Project (including executions) other than those in connection with the Project Lenders providing Non-Royalty Financing and other than encumbrances permitted by the terms of this Term Sheet;

(vii) a certificate of the Chief Financial Officer of BPC that as of the date of the Payment Request (x) all of the representations and warranties made by the Payor pursuant to the Royalty Agreement are true and correct on and as of such date in all material respects, and except for any representations and warranties given as of a specific date, which shall only be made in respect of such date; (y) no Payor event of default (or an event which with notice or lapse of time or both would become a Payor event of default) has occurred and is continuing; and (z) no Material Adverse Effect has occurred and is continuing as of the Funding Date;

(viii)  the most recent monthly construction report and any other relevant project documentation or information that may have a material impact on the development plan or permitting schedule;

(ix) a cash flow projection updated to the date of submission using the then current cost estimates, analysts consensus commodity prices and foreign exchange rates;

(x)   a certificate of the Independent Engineer: (A) confirming the Project Costs to achieve Completion. If the Independent Engineer is unable to confirm the Project Costs to achieve Completion, as provided by the Payor, then the Independent Engineer shall provide a revised Project Costs estimate, which shall then be deemed to be Project Costs at such time for the purposes of the Royalty and on which basis the Payor can resubmit a Payment Request; and (B) confirming that, in the opinion of the Independent Engineer, acting reasonably, no change or changes that have been made in the development plan, the operating plan, or the permitting schedule shall have a material negative impact on the interests of the Payee; and

(xi) a certificate of a senior officer of BPC that the construction and development of the Project (at its then current stage of completion) is, in all material respects, in accordance with the development plan, as amended to the date of the applicable development progress report, the material agreements, all applicable permits and the Project Costs and is in compliance, in all material respects, with applicable law and the mining leases and mining claims.

(c)   All Project Costs payable from Royalty Purchase Price installment payments prior to the date of any requested payment have been paid in full or are still reflected in the Project Costs and all amounts to be paid from any such requested payment are reflected in the Project Costs and have been paid as of the date of the Payment Request or are projected to be paid within ninety (90) days after the requested Funding Date.

(d)   If the full amount of the Royalty Purchase Price has not been paid by the time that Completion has been achieved (or the Royalty Rate is adjusted pursuant to Section 7 following the failure to achieve Completion), the Payor may request a final payment of such unpaid amount.

For purposes of this Section 13:

“Full Funding to Completion” means that the aggregate of (i) the then unpaid Royalty Purchase Price, (ii) working capital in accordance with generally accepted accounting principles including the cash or other deposits held by BPC and its subsidiaries, as evidenced by BPC’s bank account statements, (iii) the projected cash available to the Owner Entities when required from other sources for completion of the development plan, (iv) Project Costs paid to the date on which a determination is being made, and (v) Non-Royalty Financing available to be drawn, is sufficient to achieve Completion.

14. Security:

(a)   The obligations of the Payor shall be secured by: (i) a guarantee from each of the Owner Entities (other than the Payor) in respect of all of the obligations of the Payor under the Royalty Agreement; (ii) pledges by each of the Owner Entities (other than the Payor) of equity interests in, and shareholder loans to, other Owner Entities (which shareholder loans will also be subordinated); (iii) mortgages, pledges or fiduciary assignments over all real property and mineral interests of the Payor comprising the Property (including owned property, leases, and mining concessions), as are customary in the jurisdiction where the Property is located; (iv) charges over all personal property of the Payor (including equipment, inventory and accounts receivable) by way of pledge or fiduciary assignment; (v) pledges or fiduciary assignments of all bank accounts of all Owner Entities other than BPC, with control agreements where customary; and (vi) any additional security taken by the Project Lenders under the Non-Royalty Financing (the pledge agreements, charges, fiduciary assignments (in each case, as applicable), in each case in form and substance satisfactory to the Payee, acting reasonably, are collectively referred to as the “Security Documents”). The Security Documents may be shared with the Project Lenders providing Non-Royalty Financing if mutually agreed between the Payee and such lenders.

The property of the Payor and the guarantors subject to the lien of the Security Documents from time to time is referred to herein as the “Collateral”.

(b)   The Payee’s security shall rank pari passu with the Project Lenders providing Non-Royalty Financing. The rights and obligations of the creditors shall be governed by an intercreditor agreement based on the intercreditor principles attached to this Term Sheet as Appendix B.

15. Restrictive Covenants:

(a)   Neither the Payor, the other Owner Entities (other than BPC) nor BPC (but only until Completion is achieved) shall incur any indebtedness other than: (i) unsecured intercompany loans provided that such loans owing by any Owner Entity shall be subordinated on terms satisfactory to the Payee; (ii) Non-Royalty Financing with Project Lenders, provided such Project Lenders enter into an intercreditor agreement with the Payee on terms consistent, in all material respects, with the intercreditor principles attached as Appendix B; (iii) indebtedness arising from capital leases, purchase money security interests or equipment financing, in each case incurred in connection with the Project and provided that the provider of such indebtedness is limited in recourse to the assets and equipment financed under such capital leases or equipment financing and the proceeds thereof; or (iv) unsecured indebtedness, provided that prior to incurrence of any such unsecured indebtedness in excess of an aggregate of [***], such unsecured creditors shall provide an acknowledgement, in form and substance satisfactory to the Payee, acting reasonably, that such unsecured creditor will not seek nor support any person (including a receiver, insolvency officer or similar person) in seeking, and will vote against, any restructuring plan or proposal that would allow for the conveyance of the Property free and clear of the Royalty, or that would eliminate or modify the Royalty or otherwise contest, challenge or bring into question the validity or enforceability of the Royalty. No such financing will permit the provider thereof to prohibit or interfere with any Royalty payment, allow for payments to such provider in priority to any Royalty payments due to the Payee under the Royalty Agreement, or contest the validity of the Royalty.

(b)   Neither the Payor nor any other Owner Entity shall voluntarily create or permit to exist any encumbrances on any of any equity interest in, shareholder or intercompany loans to, or any assets of, the Payor, the exploration permits, mining concessions and other mineral rights and real property interests comprising the Project, and all buildings and fixtures that form part of the Project, or any other Collateral charged by the Security Documents other than: (i) encumbrances in respect of capital leases, purchase money security interests or equipment financing (in each case, provided such encumbrances are limited to the assets and equipment financed under such leases or equipment financing, and the proceeds thereof), tax enforcement liens for amounts that are not yet due and payable or are arising from disputes that are being contested by the Owner Entities in good faith, and other customary non-financial encumbrances); or (ii) in the case of an encumbrance created in connection with a Project Lender providing Non-Royalty Financing, the holder of such encumbrance enters into an intercreditor agreement with the Payee and the relevant Owner Entities on terms consistent, in all material respects, with the intercreditor principles attached to this Term Sheet as Appendix B.

(c)   Neither the Payor nor any other Owner Entity shall make any distributions (by way of dividend, other distributions on equity interests, advances or repayments of, or interest on, intercompany indebtedness) other than (i) distributions to other Owner Entities other than BPC, or (ii) distributions by BPC or to BPC provided that a debt service coverage ratio of [***] (on a consolidated basis) is met on a pro forma basis after giving effect to such distribution, in each case provided no default or event of default has occurred and is continuing.

(d)   Neither the Payor nor any other Owner Entity shall enter into any new royalty or stream financing or similar life of mine, open-ended interest granted in respect of the Properties or area of interest described in Section 4 above.

16. Other Covenants:

(a)   All operating decisions made with respect to the Project shall be made by the Payor at its full discretion provided operations shall be conducted in compliance, in all material respects, with applicable laws and good mining, processing, CSR and environmental practices.

(b)   The Owner Entities will also comply with customary covenants for comparable royalty arrangements, such as preservation of corporate existence, maintenance of the Property in good standing, restrictions on the sale of mineral interests, maintenance of insurance (including the proportionate sharing of any insurance proceeds between the Payor and the Payee), adverse developments (including abandonment of exploration permits or mining concessions, in which case Payee or its nominee will be given an opportunity to acquire such portion of the Property for nominal consideration), and proper off-site stockpiling protocols.

(c)   The Payor shall promptly provide to the Payee a copy of any development plan or operating plan for the Project (or any amendment thereto) provided by the Payor to the Project Lenders from time to time (to the extent not previously provided to the Payee) and any detailed development plan or operating plan for the Project (or any amendment thereto) approved by the Board of Directors of BPC from time to time.

(d)   The Payor, the other Owner Entities (other than BPC) and BPC (but only until Completion is achieved) shall not carry on business other than the development and operation of the Project.

(e)   The Owner Entities shall indemnify the Payee for the exploration, development and operation of the Project, the failure of any of the Owner Entities to comply with any applicable law, and the physical environmental condition of the Property and the Project and matters of health and safety related thereto, including any action or claim brought with respect to any of the foregoing.

17. Registration:	The Owner Entities shall execute and deliver all such documents, instruments and agreements and do all such other acts and things as the Payee, acting reasonably, may from time to time request be executed or done in order to register, better evidence, or secure, record or perfect the Payee’s rights under the Royalty Agreement and the Security Documents, including the Payee’s right, title and interest in the Royalty.

18. Representations and Warranties:	The Payor will give representations and warranties customary for transactions of this nature, including as to organization and power, due authorization, binding effect, solvency, no conflict, consents, no defaults, litigation, insurance, title to property and mineral rights, maintenance of property and mineral rights, no encumbrances, authorizations, compliance with law, mineral reserves and resources, and regulatory compliance, among other things.

19. Owner Entities Events of Default:

The following shall constitute an event of default by the Owner Entities:

(a)   failure to pay the Royalty to the Payee within 10 Business Days after notice from the Payee of such default;

(b)   a breach by the Payor or any of the other Owner Entities of any of its covenants or obligations set forth in the Royalty Agreement or the applicable Security Documents in any material respect (other than as set forth in items (a), (d), (g) and (h) of this Section 19), which is not remedied within 30 days following the earlier of delivery by Payee to the Owner Entities of written notice of such breach or default (or such longer period of time as Payee may determine in its sole discretion) or any of the Owner Entities having knowledge of such default;

(c)   if any of the representations or warranties given by the Payee or any of the other Owner Entities is inaccurate in any material respect, and such inaccuracy is not remedied within 30 days following the earlier of delivery by Payee to the Owner Entities of written notice of such breach or default (or such longer period of time as Payee may determine in its sole discretion) or any of the Owner Entities having knowledge of such default;

(d)   a breach of the transfer restrictions applicable to the Payor or any of the other Owner Entities;

(e)   a default under the Non-Royalty Financing or any other indebtedness of the Owner Entities in an aggregate principal amount in excess of [***];

(f)   the termination of any material contracts for the Project in circumstances where the ability of the Owner Entities to develop or operate the Project on the scale and in the manner then contemplated is materially impaired and such termination is not remedied by entering into a replacement contract on substantially similar or better financial terms within 45 days of such termination and no Material Adverse Effect remains in effect at the end of such 45 day period as a result thereof;

(g)   the invalidity or unenforceability (or lack of agreed priority status subject to customary permitted encumbrances) of any liens created by the Security Documents granted to the Payee in connection with the Royalty (subject to a 10-day cure period that is available only to the extent that the Payee has not been materially prejudiced);

(h)   the incurrence of indebtedness or making of a distribution in breach of the provisions hereof (where such non-compliance can only be remedied by way of repayment of any indebtedness not permitted to be incurred, or the reinvestment by way of equity into the applicable Owner Entity of any amount not permitted to be distributed, as applicable); or

(i) the occurrence of an insolvency event (as defined in greater detail in the Royalty Agreement in accordance with customary terms for agreements of this nature) affecting the Payor or any of the other Owner Entities

(each of the foregoing, an “Owner Entity Event of Default”).

20. Payee Remedies:

If an Owner Entity Event of Default occurs and is continuing, the Payee shall have the right, in addition to other remedies available at law or equity to:

(a)   bring an action for direct damages or specific performance, including demanding all amounts owing;

(b)   terminate the Royalty Agreement and demand damages for all losses incurred including, with respect to the Project, the greater of: [***]; such termination amount referred to in this paragraph being a reasonable estimate of damages and not a penalty; and

(c)   enforce upon any liens created by the Security Documents.

21. Tax:

A gross-up provision will apply to the extent tax is payable on any payment to the Payee (including any amount that the Payor is required to withhold and remit to the applicable taxing authority (federal, state or municipal), such that the Payee receives the full payment (i.e., net of such taxes) that it would have received had no deduction, withholding, charge or levy on account of tax been required, except to the extent that such taxes arise solely by reason of factors particular to the Payee, including (a) income taxes of the Payee, (b) taxes arising as a result of the account to which payments are to be made to the Payee being in a jurisdiction other than Canada or another agreed jurisdiction, (c) taxes attributable to the Payee’s failure to comply with the requirement below; and (d) taxes imposed on the Payee, by the jurisdiction (or any political subdivision thereof) under the laws of which such Payee is organized or in which its principal office is located.

With respect to (c) directly above, if the Payee is entitled to an exemption from or reduction of withholding tax with respect to the Royalty payments, the Payee shall, at the request of the Payor, deliver to the Payor, at the time or times prescribed by applicable law or reasonably requested by the Payor, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Payee, if requested by the Payor, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Payor as will enable the Payor to determine whether or not the Payee is subject to withholding or information reporting requirements.

22. No Restricted Persons:	Neither the Owner Entities nor the Payee shall have residency or operations in any country subject to economic sanctions by [***] or any agency thereof.

23. Commingling:	Commingling of potash, ores, concentrates, metals, minerals or mineral by-products produced by an arm’s length third-party from outside the Property with products from the Property will be permitted, as will processing of such products using the Project’s infrastructure, provided that the Payee and the Payor first enter into a commingling agreement: (a) providing for reasonable and customary procedures for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable products contained in such products and in the other potash, ores, concentrates, metals, minerals and mineral by-products; and (b) that provides that there is no adverse impact on the potash production attributable to the Royalty as a result of the commingling or processing or the Payee is otherwise compensated for any such adverse impact.

24. Reporting, Books and Records:

Monthly Reporting: The Payor shall provide to the Payee a monthly report, in an agreed template form, for each month until the Project achieves Completion containing a summary of completed development activities and development activities to be completed in the following month, in each case per area (i.e. engineering, procurement, construction, commissioning), together with all relevant capital cost forecasts, budgets, development plans, and schedules.

Annual Reporting: Following Completion, the Payor shall provide to the Payee an annual report, in an agreed template form, setting out in reasonable detail, with respect to the Project, an annual budget, development plan, development schedules, production forecasts, life of mine plans and financial models and annual reserve and resource statements.

Other Reporting: The Payor will be subject to other customary reporting requirements for a royalty of this nature, including requirements for the Payor to provide certificates of business insurance, comply with health and safety reporting and notify the Payee of other material events. With respect to the Owner Entities, annual financial statements will also be required to be provided to the Payee.

Books and Records: The Owner Entities shall keep true, complete and accurate books and records of financial transactions and all operations and activities, including with respect to the Project and the Royalty.

Technical Reports: The Owner Entities will allow the Payee to use any technical reports to the extent prepared in respect of the Project to satisfy the Payee’s (or its affiliates’) own disclosure requirements, or, if the Owner Entities have not prepared a current technical report for which the Payee has received all necessary consents in order for the Payee to rely on such report, then will permit the Payee (or its affiliates), at their cost, to compile any technical report required by law provided that prior to filing any such report, the Payee shall give the Owner Entities a reasonable opportunity to review and comment on such report and shall provide the Owner Entities with a final copy of the report not less than five (5) business days prior to filing or announcement.

25. Site Access:	The Payee or its representatives will have the right to access and inspect the Project, its facilities and any books and records of any Owner Entity which would affect the Project or the Royalty twice per calendar year (or more frequently if any Owner Entity is in breach of the Royalty Agreement or any Security Document which is continuing) during normal business hours upon reasonable notice, subject to appropriate and customary indemnities by the Payee for any injury caused to the Project or the Payee’s representatives (except to the extent arising from the Payor’s gross negligence or willful misconduct).

26. Audit Rights:	Royalty payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee gives the Payor written notice describing and setting forth a specific objection to the determination thereof within two (2) years after the receipt by the Payee of the relevant Royalty statement, in which case the Payee shall have the right to audit the records that relate to the calculation of the Royalty within such two-year period. The Payee shall pay for the costs of such audit unless the correct amount of the Royalty payment as determined by the Payee is more than the Royalty payment actually made by [***], in which case the Payor shall pay the costs of the audit.

27. Owner Entities’ Transfer Restrictions:	No Owner Entity shall undergo a change of control or transfer, in whole or in part, its interest in the Project or the shares of another Owner Entity, as applicable, other than to a Payee Approved Transferee (as defined below) and with the prior written consent of the Payee, not to be unreasonably withheld. The Payee’s consent to any such change of control or transfer shall be conditional upon: (a) the transferee assuming in writing the transferor’s obligations under the Royalty Agreement and the Security Documents, as applicable (or provision of replacement security), (b) any new Owner Entities providing replacement or equivalent security, as applicable, (c) such transfer, and the transferee’s holding structure, not resulting in an increase in any tax payable by the Payee which is not provided for under the tax gross-up provisions in the Royalty Agreement, (d) no breach by any Owner Entity of the Royalty Agreement or any Security Document having occurred and continuing, and (e) such transfer not resulting in a material adverse effect on the rights of the Payee under the Royalty Agreement and the Security Documents. No Owner Entity will otherwise transfer, in whole or in part, its rights or obligations under the Royalty Agreement or the Security Documents, as applicable. An Owner Entity that transfers its interest in the Project or the shares of another Owner Entity, as applicable, in compliance with the terms hereof shall be released from its obligations under the Royalty Agreement and the Security Documents from and after the date of such transfer.

For greater certainty, the restrictions set forth in the preceding paragraphs will not apply to a change of control of BPC where a majority of BPC’s shares are listed on a public securities exchange immediately prior to the completion of such change of control (other than the preservation or agreed modification of the security).

For purposes of the foregoing, a “Payee Approved Transferee” is an entity (x) incorporated in a jurisdiction satisfactory to Payee, acting reasonably, (y) in the reasonable opinion of the Payee, having sufficient technical and financial capabilities to operate the Project (either prior to or after giving effect to the proposed transfer), and (z) that is not a person or entity (or an affiliate thereof) subject to a sanctions regime or trade, terrorism, money laundering, criminal or similar restrictions (a “Restricted Person”).

28. Payee Transfers:	The Payee may transfer all or any part of its rights and obligations under the Royalty Agreement to any person (a “Payee Transferee”), provided no Payee Transferee will be a Restricted Person and such Payee Transferee assumes in writing the Payee’s obligations under the Royalty Agreement.

29. Expropriation:

If any act of expropriation, including eminent domain, nationalization, confiscation, deprivation, condemnation and/or similar acts, occurs and materially adversely affects the Project (including the operation and development thereof), the rights of the Owner Entities with respect to the potash, or the Owner Entities themselves (or the ownership thereof) or their ability to comply with the terms of the Royalty Agreement, the Owner Entities shall use all commercially reasonable efforts to repudiate, void, stay or overturn such expropriation and, if unsuccessful, to obtain compensation for such expropriation, including under any applicable business investment treaty or foreign investment contract.

Proceeds of expropriation shall be shared between the Owner Entities, on the one hand, and the Payee, on the other hand, based on the relative value of the Royalty as it relates to the Project. The Owner Entities shall not make any distributions or other payments to affiliates and other related parties until the Payee has received its pro rata entitlement as a result of such expropriation event.

30. Environmental and Social (“E&S”) Initiatives:	The Payee agrees to partner with Payor on its E&S initiatives in the Project’s zone of influence as follows: (a) the Payee agrees to provide US$100,000 per calendar year for three years after the Commencement Date to invest in a distinct project as part of Payor’s E&S initiative, which project will be mutually agreed between Payor and the Payee; (b) Payor agrees to match or surpass the Payee’s funding in (a) above for each project; and (c) the projects will be identified and managed by Payor’s E&S team.

31. Disclosures and Confidentiality:

(a)   The parties acknowledge and agree that the terms and conditions of the Royalty are or will be disclosed in certain public disclosure filings and a copy of the Royalty Agreement may need to be publicly filed on EDGAR and/or SEDAR+ and disclosed by BPC in connection therewith or otherwise in accordance with applicable securities laws or stock exchange rules. BPC shall provide the Payee with a reasonable opportunity to review the form and content of the public disclosure concerning the Royalty Agreement prior to making such disclosure, and take into consideration reasonable comments provided by the Payee.

(b)   The Payee shall be entitled to include in its future public disclosure (and investor presentations) information about the Term Sheet, the Royalty Agreement and the Project that is consistent with the information contained in other public disclosure by BPC.

(c)   Nothing in this Section 31 prohibits any party or its affiliates from making such public disclosure that is, in such party’s reasonable judgment, required to meet timely disclosure obligations of any such party or its affiliates under applicable securities laws or stock exchange rules and such disclosing Party has first used its commercially reasonable efforts to consult with the other party with respect to the timing and content thereof.

32. Costs and Fees:	The parties will pay all of their own costs with respect to the Royalty.

33. Governing Law:	This Term Sheet, the Royalty and other transaction agreements (other than the Security Documents specified in the next sentence) shall be governed by the laws of Ontario and the federal laws of Canada applicable therein. Any Security Documents over assets or rights located in Brazil or guarantees by Brazilian Owner Entities shall be governed by the laws of Brazil.

34. Dispute Resolution:	Disputes in connection with the Royalty shall be governed by the dispute resolution provisions set forth in the Option Agreement, mutatis mutandis.

APPENDIX A

(to Term Sheet)

Map: